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North American Security Life Insurance Company
116 Huntington Avenue
Boston, MA  02116

January 29, 1997


To whom it may concern,

This opinion is written in reference to individual and group deferred fixed annuity non-participating contracts (the "Contracts") to be issued by North American Security Life Insurance Company, a Delaware corporaton (the "Company") pursuant to a Registration Statement, as amended on Form S-1 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the"Act").

As General Counsel to the Company, I have examined such records and documents and reviewed such questions of law as I deemed necessary for purposes of this opinion.

1. The Company has been duly incorporated under the laws of the state of Delaware and is a validly existing corporation.

2. The Contracts, when issued in accordance with the prospectus contained in the effective Registration Statement and upon compliance with applicable local law, will be legal and binding obligations of the Company.

I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to pre-effective amendment no. 1 to the Registration Statement and to the reference to my name in the prospectus included as part of this Registration Statement on Form S-1.

Very truly yours,


James D. Gallagher


James D. Gallagher
Vice President, Secretary
and General Counsel